Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

January 25, 2006	For Immediate Release

NewMil Bancorp Reports Record Earnings Per Share for 2005
Fourth Quarter Earnings Per Share Up 6%
Announces 10% Quarterly Dividend Increase to $0.22

New Milford, CT—(January 25, 2006) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its fourth quarter and fiscal year ended December 31, 2005.

Diluted earnings per share increased 8% to a record level of $2.10 for the twelve-month period ended December 31, 2005, compared to $1.95 for the 2004 period. Net income increased 6% to $8.9 million for the twelve months ended December 31, 2005 from $8.4 million in the comparable 2004 period. NewMil improved its net interest income, primarily due to an increase of $90.9 million in average earning assets, which more than offset the 39 basis point decrease in the net interest margin to 3.52%, compared with 3.91% at December 31, 2004. Non-interest income increased primarily from a non-recurring asset sale gain and an OREO sale. Non-interest expense increased 1.4% to $17.7 million when compared to the 2004 period. The efficiency ratio was 59% for the twelve-month period.

Diluted earnings per share increased 6% to $0.54 for the fourth quarter ended December 31, 2005 from $0.51 for the fourth quarter ended December 31, 2004. Net income increased 0.5% to $2.23 million for the fourth quarter of 2005, when compared to the prior year quarter. Non-interest income increased primarily due to a gain on sale of assets, and higher gains on sale of mortgage loans. Non-interest expense increased $0.4 million in the three month period ended December 31, 2005, primarily related to compensation and to a lesser degree for occupancy, equipment and professional fees.

NewMil’s assets increased to $873 million, up $128 million since December 31, 2004. Total gross loans were $498 million at December 31, 2005 an increase of $16 million, or 3.3%, since December 31, 2004. Credit quality remains strong, as evidenced by nonperforming assets at 18 basis points of total assets at December 31, 2005. Deposits increased $29 million to $616 million from $587 million at December 31, 2004. At December 31, 2005, book value and tangible book value per common share were $12.98 and $10.99, respectively, and tier 1 leverage and total risk-based capital ratios were 6.81% and 13.09%, respectively. Return on average shareholder’s equity was 17% for the fourth quarter of 2005 versus 16% for the fourth quarter of 2004 and averaged 16.4% for all of 2005 versus 15.6% for the 2004 fiscal year.

Francis J. Wiatr, NewMil’s Chairman, President and CEO noted, “Given the continued difficulty of the yield curve, we are pleased with our results for the quarter. Our record earnings for the entire year were achieved in an environment that tested the industry as a whole. Our commercial lending business remained strong for the year and our programs for small business continue to rank us as one of the top originators of SBA Loans in the State according to Small Business Administration statistics as of September 30, 2005.

(continued)

“Our deposit programs are strong and we continue to enjoy a nearly two thirds low cost core deposit structure within our total deposit mix. One of our most popular accounts, Security Plus Checking, was enhanced in 2005 to provide identity theft restoration services, an added benefit that is highly valued by our customers. Also, our highly competitive Health Savings Account (HSA) product, introduced in 2005, is attracting many new accounts to the Bank.

“We are extremely pleased with our new branch in Shelton which opened September 1, 2005. By December 31, 2005 it had already surpassed our objectives for growth for the first year and we are well on our way to having one of the most successful branches in our system.

“We are well positioned for 2006 to take advantage of our very strong position in Litchfield and Fairfield Counties. The year will have its challenges as the pressure on deposit rates backs up against the yield curve and the industry’s ability to deploy funds at the appropriate margin. However, we will further build our market share as people appreciate the difference dealing with a highly responsive community bank.

“We look forward to increasing market share in the high growth markets we serve and to improving the Bank’s overall franchise as we pursue our continued growth plans.”

The Board of Directors also announced a quarterly dividend increase of 10% to $0.22 from $0.20 per common share, payable on February 17, 2006 to shareholders of record on February 1, 2006. This marks the 11th consecutive increase in the company’s dividend and the 46th consecutive quarterly dividend payment since the corporation reinstituted its dividend policy in 1994, and reflects not only on the quality of past performance, but also in the confidence of the Board’s future outlook.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 20 full-service banking offices.

Financial highlights are attached.

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Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

(continued)

NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	Three month		Twelve month
	period ended		period ended
	December 31		December 31
STATEMENT OF INCOME	2005	2004	2005	2004
Interest and dividend income	$10,907	$9,009	$40,236	$35,418
Interest expense	4,485	2,503	14,324	9,515
Net interest income	6,422	6,506	25,912	25,903
Provision for loan losses	-	-	(135)	-
Non-interest income
Service fees on deposit accounts	746	764	2,972	2,968
Gains on sales of mortgage loans	83	39	187	185
Gains on sale of OREO	-	-	65	-
Gain on sale of real estate property	334	-	334	-
Other non-interest income	187	182	762	790
Total non-interest income	1,350	985	4,320	3,943
Non-interest expense
Compensation	2,763	2,291	9,958	9,544
Occupancy and equipment	812	754	3,173	2,951
Postage and telecommunication	136	147	558	591
Professional services, collection & OREO	220	191	796	919
Printing and office supplies	113	110	465	416
Marketing	88	141	296	550
Service bureau EDP	97	87	384	366
Amortization of intangible assets	37	49	147	196
Other	414	493	1,955	1,957
Total non-interest expense	4,680	4,263	17,732	17,490
Income before income taxes	3,092	3,228	12,635	12,356
Provision for income taxes	862	1,010	3,718	3,909
Net income	$2,230	$2,218	$8,917	$8,447

Per common share
Diluted earnings	$0.54	$0.51	$2.10	$1.95
Basic earnings	0.54	0.53	2.14	2.01
Cash dividends	0.20	0.17	0.80	0.66

Statistical data
Net interest margin, (fully tax equivalent)	3.31%	3.83%	3.52%	3.91%
Efficiency ratio	60.22	56.91	58.65	58.60
Return on average assets	1.05	1.21	1.11	1.18
Return on average common
shareholders’ equity	16.90	16.01	16.40	15.59
Weighted average equivalent
common shares outstanding, diluted	4,163	4,320	4,238	4,327

(continued)

NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	December 31,	December 31,
FINANCIAL CONDITION	2005	2004

Total assets	$872,975	$744,599
Loans, net	492,763	476,660
Allowance for loan losses	4,949	5,048
Securities	322,343	216,558
Cash and cash equivalents	22,564	18,493
Intangible assets	8,093	8,240
Deposits	615,995	587,010
Federal Home Loan Bank advances	174,266	75,654
Repurchase agreements	15,491	13,147
Long term debt	9,866	9,806
Shareholders' equity	53,016	55,613
Non-performing assets	1,590	922
Deposits
Demand (non-interest bearing)	$77,383	$66,895
NOW accounts	82,400	85,889
Money market	146,007	147,375
Savings and other	88,142	85,829
Certificates of deposit	222,063	201,022
Total deposits	615,995	587,010

Per common share
Book value	$12.98	$13.25
Tangible book value	10.99	11.29

Statistical data
Non-performing assets to total assets	0.18%	0.12%
Allowance for loan losses to total loans	0.99	1.05
Allowance for loan losses to non-performing loans	311.26	547.51
Common shareholders' equity to assets	6.07	7.47
Tangible common shareholders' equity to assets	5.15	6.36
Tier 1 leverage capital	6.81	7.79
Total risk-based capital	13.09	14.40
Common shares outstanding, net
(period end)	4,086	4,197

- End -